Exhibit 99.1

CONTACTS: Media Relations Mike Martin – 585-218-3669 Kevin Harwood – 585-218-3666	Investor Relations Lisa Schnorr – 585-218-3677 Bob Czudak – 585-218-3668

Constellation Brands Completes Vincor Acquisition

FAIRPORT, N.Y., June 5, 2006 – Constellation Brands, Inc. (NYSE: STZ) today announced it has, through a wholly owned subsidiary, completed its acquisition of all of the issued and outstanding common shares of Vincor International Inc. (“Vincor”), Canada’s premier wine company, for C$1.227 billion. Constellation acquired all of the issued and outstanding common shares of Vincor at a cash price of C$36.50 per common share. At closing, Vincor’s net debt was C$344 million. Vincor’s net debt included amounts associated with payments of certain transaction related fees and payments in respect of Vincor stock options, restricted share units, deferred share units and director share units. The total transaction value was C$1.58 billion, which included equity, Vincor net debt and Constellation’s estimated direct acquisition costs of approximately C$13 million. Earlier in the day, Vincor and Constellation received Canadian court approval to finalize the transaction, which followed Vincor shareholders’ overwhelming approval of the transaction on June 1.

“This is a very special day for Constellation as we welcome Vincor as part of our international family of vibrant beverage alcohol brands, markets and employees, with a common vision for creating value by growing our business,” said Richard Sands, Constellation Brands chairman and chief executive officer. “As we have stated publicly on numerous previous occasions since our April 3

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announcement, this is a natural fit, which is mutually beneficial to the combined geographic footprint and brand portfolio, and one that results in a world-class, all-star team of entrepreneurial people who are capable of delivering continued growth momentum in the future. Over the next few weeks we will finalize our consolidation plan, which will incorporate the best practices from both organizations. Today represents another milestone in Constellation’s growth.”

In Canada, the company will continue to operate as Vincor Canada, which is a separate operating company of Constellation’s worldwide wine business. The Vincor acquisition gives Constellation the number one wine position in Canada, which becomes the fifth core market, and strengthens the company’s positions in the other four, which are the United States, Europe, Australia and New Zealand. Constellation now has approximately 10,000 employees, approximately 250 brands and, as the world’s leading winemaker, produces approximately 110 million 9-liter cases of branded wine annually, the equivalent of approximately 1.3 billion 750ml bottles.

In connection with the acquisition, Constellation today also closed on its new USD $3.5 billion credit facility, which replaced the company’s previous USD $2.9 billion credit facility. The new credit facility consists of a USD $1.2 billion term A portion, a USD $1.8 billion term B portion and a USD $500 million revolving line of credit, with current margins ranging from 125 to 150 basis points above Libor. Upon closing, Constellation had approximately USD $3.2 billion outstanding under its new credit facility after settlement of substantially all of Vincor’s debt.

Constellation had previously entered into a foreign currency forward contract in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and the payment of certain outstanding indebtedness. The company expects to record a gain of approximately USD $55 million on the foreign currency forward contract.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer

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of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. Some of these risks and uncertainties include factors relating to Constellation’s ability to integrate Vincor’s business successfully and the continued strength of Vincor’s relationships with its employees, suppliers and customers. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s filings with the Securities and Exchange Commission, including its Annual Report on

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Form 10-K for the fiscal year ended Feb. 28, 2006, which contains a discussion of additional factors that may affect Constellation’s business. The factors discussed in these reports could cause actual future performance to differ from current expectations.

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